Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
2015 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, December 18, 2014 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it has budgeted $307 million in 2015 for its drilling and completion activities.  In response to low oil prices, the Company plans to suspend its oil directed drilling activity in its Eagle Ford shale properties in South and East Texas and in the Tuscaloosa Marine shale in Mississippi.  Comstock has released its rig in the Tuscaloosa Marine shale and will postpone its drilling activity there until oil prices improve.  Comstock currently has four operated rigs drilling on its Eagle Ford shale properties.  The Company will release two of these rigs in early 2015 and will move the other two rigs to North Louisiana to start up a drilling program on its Haynesville shale natural gas properties. Comstock believes that improved completion technology, including longer laterals, will provide strong returns on drilling projects at current natural gas prices.

Comstock has budgeted to drill 19 (18.6 net) horizontal wells in 2015.  The Company expects to spend $161 million for drilling 14 (14.0 net) Haynesville/Bossier shale natural gas wells and $34 million for drilling five (4.6 net) wells on its East Texas and South Texas Eagle Ford shale acreage.  The 2015 budget includes $49 million for completion costs of 13 (11.9 net) Eagle Ford shale wells that were drilled in 2014 but will be completed in 2015 and $63 million on facilities, recompletions and for other capital projects.  Comstock plans to refrac ten of its existing Haynesville shale producing wells as part of the 2015 program.

Comstock estimates that the drilling program will generate Company-wide oil production of 3.5 to 3.9 million barrels in 2015 and natural gas production of 55 to 60 Bcf.  After three years of natural gas production declines, 2015 will mark a turnaround for the Company's natural gas production.  The Company will continue to assess the oil and natural gas markets throughout 2015 and will adjust its drilling program to reflect the appropriate mix of oil and natural gas wells in order to maximize returns.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.